Black Hills Corp. Reports 2015 Fourth Quarter and Full Year Results

•	Sixth consecutive year of increased earnings, as adjusted

•	46th consecutive year of increased dividend

•	SourceGas acquisition regulatory approval process progressing

RAPID CITY, S.D. — Feb. 2, 2016 — Black Hills Corp. (NYSE: BKH) today announced 2015 fourth quarter and full year financial results. Net income, as adjusted, for the fourth quarter of 2015 was $34 million, or $0.71 per share, compared to $35 million, or $0.77 per share, for the same period in 2014 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). GAAP results for the fourth quarter of 2015 were a loss of $(14.2) million, or $(0.30) per share, including $(0.94) per share for a noncash impairment of crude oil and natural gas properties and $(0.08) per share related to external acquisition-related expenses.

For the 12 months ending Dec. 31, 2015, net income, as adjusted was $135 million, or $2.98 per share, compared to $131 million, or $2.93 per share, for the same period in 2014. GAAP results for the 12 months ending Dec. 31, 2015, were a loss of $(32.1) million, or $(0.71) per share, including $(3.54) per share for noncash impairments of crude oil and natural gas properties and $(0.15) per share related to external acquisition-related expenses.

“We delivered our sixth consecutive year of earnings growth with strong operational execution,” said David R. Emery, chairman and CEO of Black Hills Corp. “We recently announced our 46th consecutive annual dividend increase, one of the longest records in the energy utility industry, demonstrating our commitment to building long-term value for our shareholders. We made excellent progress toward our goal of being the safest energy company in the country.

“Our strong annual results were driven by excellent electric utility performance, including delivery of top-tier electric reliability for our customers, and solid performance in our power generation and coal mining segments. Utility results were tempered by mild weather and our oil and gas business continued to manage through a challenging commodity price environment. Our disciplined cost management partially offset the $0.13 per share negative impact from warmer than normal winter weather.”

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in millions, except per share amounts)	2015	2014	2015	2014
Non-GAAP:*
Net income, as adjusted (Non-GAAP)	$33.5	$34.5	$135.0	$130.9

Earnings per share, as adjusted (Non-GAAP)	$0.71	$0.77	$2.98	$2.93

GAAP:
Net income (loss)	$(14.2)	$34.5	$(32.1)	$130.9

Earnings (loss) per share, diluted	$(0.30)	$0.77	$(0.71)	$2.93

* An accompanying schedule for the GAAP to Non-GAAP adjustment reconciliation is provided below.

“We made significant progress on the acquisition of SourceGas Holdings LLC. We recently received regulatory approvals in Arkansas, Nebraska and Wyoming, and are awaiting a final decision in Colorado.

“Several other ongoing projects will provide for continued reliability and growth. At Colorado Electric, the $109 million, 60-megawatt Peak View Wind Project and a $65 million, 40-megawatt, natural gas-fired turbine are on track to be completed in 2016. We filed for approval of a cost of service gas program in six states. The program is designed to provide long-term fuel price stability for the benefit of our natural gas and electric utility customers. We are working through the regulatory process to demonstrate the program benefits for our customers.

“We are proud of the commitment to excellence that our employees demonstrated, while progressing to close our largest acquisition to date. The SourceGas acquisition will build upon Black Hills’ history as a premier utility provider, great workplace and creator of long-term value,” concluded Emery.

Black Hills Corp. highlights for the fourth quarter and full year 2015, recent regulatory filings, updates and other events include:

SourceGas Acquisition

•
Black Hills Corp. has received regulatory approvals for the acquisition of SourceGas LLC in Arkansas, Nebraska and Wyoming. Closing of the transaction will occur upon receipt of regulatory approval in Colorado.

•
On Jan. 13, 2016, Black Hills Corp. finalized the permanent financing needed to fund the SourceGas transaction by completing a $550 million public debt offering. The company issued $250 million of senior unsecured notes due 2019 and $300 million of senior unsecured notes due 2026.

•
On Nov. 23, Black Hills Corp. completed public offerings of common stock and equity units. The company sold 6.325 million shares of its common stock at $40.25 per share, for total net proceeds of approximately $246 million. The company also sold 5.980 million equity units for net proceeds of $290 million.

Utilities

•
On Jan. 25, 2016, Black Hills Power received approval from the Wyoming Public Service Commission to begin construction on the first segment of the new 144-mile, $54 million electric transmission line from northeastern Wyoming to Rapid City, South Dakota.

•
On Dec. 28, Cheyenne Light, Fuel & Power recorded a new winter peak load of 202 megawatts compared to the prior winter peak load of 197 megawatts on Dec. 30, 2014. On July 27, Cheyenne Light, Fuel & Power recorded an all-time electric peak load of 212 megawatts. The previous peak load of 198 megawatts was recorded on July 21, 2014.

•
On Oct. 21, Colorado Electric received approval from the Colorado Public Utilities Commission to purchase the $109 million, 60-megawatt Peak View Wind Project located near Colorado Electric's Busch Ranch wind farm. Construction by a wind developer is expected to commence in the first quarter and the project is expected to be in service by the end of 2016.

•
On Sept. 30, the company's utility subsidiaries submitted applications seeking approval for a cost of service gas program in Iowa, Kansas, Nebraska, South Dakota and Wyoming. A similar application was filed in Colorado on Nov. 2.

•
On July 1, the company closed the $17 million purchase of a natural gas utility with 6,700 customers in northwest Wyoming and certain nearby pipeline assets. The new gas utility customers were fully integrated onto Black Hills’ systems immediately upon closing of the transaction.

•
On June 1, construction commenced on a $65 million, 40-megawatt, natural gas-fired turbine at Colorado Electric’s Pueblo Airport Generating Station. The new turbine is expected to be in service by the end of 2016.

Non-Regulated Energy

•
In the fourth quarter of 2015, the company initiated a process to explore the sale of a minority interest in its Colorado IPP generating assets. The process is ongoing and a decision is expected in the first quarter of 2016.

•
The oil and gas business finished drilling the last of 13 horizontal Mancos Shale natural gas wells for its 2014/2015 southern Piceance Basin drilling program. Nine of the 13 wells are on production, while completion activities for the final four wells have been deferred.

•
Financial results for oil and gas were negatively impacted by lower average prices received for crude oil and natural gas. Due to low commodity prices, the oil and gas segment recorded $45 million and $158 million after-tax noncash impairments of crude oil and natural gas properties for the fourth quarter and full year, respectively.

Corporate

•
On Jan. 27, 2016, the Black Hills Corp. board of directors approved an increase in the quarterly dividend of $0.015 per common share to $0.42 per share, equivalent to an annual increase of $0.06 and dividend rate of $1.68 per share. This represents the 46th consecutive annual dividend increase. Common shareholders of record at the close of business on Feb. 16, 2016, will receive $0.42 per share, payable March 1, 2016.

•
On Jan. 20, 2016, the company entered into $150 million of interest rate swaps to mitigate interest rate risk associated with anticipated future debt refinancing activity. In the fourth quarter, the company entered into $250 million of interest rate swaps for similar purposes.

•
On June 26, the company extended its $500 million, unsecured revolving credit facility, including the $250 million accordion feature. The credit facility has a maturity date of June 26, 2020, with a cost of borrowing based on the company's credit rating, which is currently LIBOR plus a spread of 112.5 basis points.

•
On April 13, Black Hills closed a new $300 million unsecured term loan. The loan has a maturity date of April 12, 2017, with a cost of borrowing based on LIBOR plus a spread of 90 basis points. The proceeds of the term loan were used to repay a $275 million term loan due June 19, 2015, and for other corporate purposes.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

(in millions, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2015	2014	2015	2014
Net income (loss):
Utilities:
Electric	$20.7	$15.4	$79.3	$59.6
Gas	10.8	13.6	37.8	41.9
Total Utilities Group	31.5	29.0	117.1	101.5

Non-regulated Energy:
Power generation	7.9	5.4	32.7	28.5
Coal mining	2.8	3.3	11.9	10.5
Oil and gas (a) (b)	(49.9)	(3.3)	(180.0)	(8.5)
Total Non-regulated Energy Group	(39.2)	5.4	(135.4)	30.4

Corporate and Eliminations (c)	(6.4)	0.1	(13.8)	(1.0)

Net income (loss)	$(14.2)	$34.5	$(32.1)	$130.9

Weighted average common shares outstanding - Diluted	47.3	44.6	45.3	44.6

Diluted -
Total Diluted Earnings (loss) Per Share	$(0.30)	$0.77	$(0.71)	$2.93

(a)	Financial results for the three months and twelve months ended Dec. 31, 2015 included non-cash after-tax ceiling test impairments of $45 million and $158 million, respectively.

(b)	Financial results for the twelve months ended Dec. 31, 2015 include a non-cash after-tax equity investment impairment charge of $2.9 million.

(c)
Financial results for the three and twelve months ended Dec. 31, 2015 included external acquisition costs (net of tax) of $3.7 million and $6.7 million, respectively, and after-tax internal labor costs attributable to the acquisition that otherwise would have been charged to other business segments of $1.5 million and $3.0 million, respectively.

2016 EARNINGS GUIDANCE REVISED

Black Hills is revising its guidance for 2016 earnings, as adjusted, to be in the range of $2.40 to $2.60 per share (a Non-GAAP measure).*

The revised 2016 earnings guidance reflects the additional interest expense from the $550 million of new debt issued on Jan. 13, 2016. This debt issuance, combined with the Nov. 23, 2015, common equity and unit mandatory issuances, completes the permanent financing needed for the SourceGas acquisition, which is expected to close in the first quarter. The revised 2016 guidance does not reflect any earnings contribution from the pending SourceGas acquisition.

Upon closing the acquisition of SourceGas, the company plans to issue updated 2016 earnings guidance and initiate preliminary 2017 earnings guidance.

*
Earnings per share, as adjusted, is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairing of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2016 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

ANNUAL MEETING OF SHAREHOLDERS

The company’s annual meeting of shareholders will be held on Tuesday, April 26, 2016, at 9:30 a.m. local time, at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on approximately March 17, 2016, to shareholders of record as of Feb. 22, 2016.

CONFERENCE CALL AND WEBCAST

The company will host a live conference call and webcast at 11 a.m. EST on Wednesday, Feb. 3, 2016, to discuss the company’s financial and operating performance.
To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click on “Events & Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 20300702 when prompted.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Wednesday, Feb. 24, 2016, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 20300702.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these Non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of deprecation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions, except per share amounts)	2015		2014		2015		2014
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net Income (loss)	$(14.2)	$(0.30)	$34.5	$0.77	$(32.1)	$(0.71)	$130.9	$2.93
Adjustments, after-tax:
Ceiling test impairment	44.5	0.94	—	—	157.5	3.48	—	—
Impairment of equity investments	(0.5)	(0.01)	—	—	2.9	0.06	—	—
External acquisition costs	3.7	0.08	—	—	6.7	0.15	—	—
Rounding	—	—	—	—	—	—	—	—
Total adjustments	47.7	1.01	—	—	167.1	3.69	—	—

Net income (loss) (Non-GAAP)	$33.5	$0.71	$34.5	$0.77	$135.0	$2.98	$130.9	$2.93

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months and 12 months ended Dec. 31, 2015, compared to the three months and 12 months ended Dec. 31, 2014, are discussed below. The following business group and segment information does not include certain inter-company eliminations or discontinued operations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Utilities Group

Net income (loss) for the Utilities Group for the three months ended Dec. 31, 2015, was $31 million, compared to $29 million for the same period in 2014 while Net income (loss) for the 12 months ended Dec. 31, 2015, was $117 million, compared to $101 million in 2014.

Electric Utilities

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Gross margin	$108.1	$101.9	$6.2	$432.4	$382.7	$49.7

Operations and maintenance	42.3	43.7	(1.4)	173.8	165.6	8.2
Depreciation and amortization	21.6	21.4	0.2	84.3	79.4	4.9
Operating income	44.1	36.7	7.4	174.3	137.7	36.6

Interest expense, net	(13.0)	(13.2)	0.2	(53.5)	(48.8)	(4.7)
Other (expense) income, net	0.4	0.2	0.2	1.2	1.2	—
Income tax benefit (expense)	(10.8)	(8.3)	(2.5)	(42.8)	(30.5)	(12.3)
Net income (loss)	$20.7	$15.4	$5.3	$79.3	$59.6	$19.7

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2015	2014	2015	2014
Retail sales - MWh	1,238,059	1,212,592	4,990,594	4,775,808
Contracted wholesale sales - MWh	45,774	89,930	260,893	340,871
Off-system sales - MWh	227,886	284,808	1,000,085	1,118,641
Total electric sales - MWh	1,511,719	1,587,330	6,251,572	6,235,320

Total gas sales - Cheyenne Light - Dth	1,972,115	1,435,290	5,502,036	4,537,995

Regulated power plant availability:
Coal-fired plants (a) (b)	89.2%	98.1%	91.5%	93.8%
Other plants (c)	95.8%	93.0%	95.4%	90.2%
Total availability	93.4%	94.8%	94.0%	91.5%

(a)	The 3 and 12 months ended Dec. 31, 2015 reflect a planned outage at Wygen III.

(b)	The 12 months ended Dec. 31, 2014 reflect a planned overhaul on Neil Simpson II for emissions controls upgrades.

(c)	The 12 months ended Dec. 31, 2014 reflect planned overhauls for control system upgrades to meet NERC cyber security regulations on the Ben French CT's 1-4.

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Gross margin increased primarily due to a return on additional investments which increased base electric margins by $4.6 million and increased electric cost recoveries by $2.5 million. Gas margins at Cheyenne Light were favorably impacted by our MGTC and Energy West Wyoming system acquisitions, increasing margins by $1.7 million. Higher retail megawatt hours sold added an increase of $0.8 million. These increases were partially offset by a $1.2 million weather impact driven by an 10 percent decrease in heating degree days compared to the same period in the prior year, a $1 million decrease in wholesale margins, and facility improvements in the prior year at one of our large industrial customers which resulted in a $1.2 million decrease in technical service revenues.

Operations and maintenance decreased primarily due to lower employee costs than the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net was comparable to the same period in the prior year.

Income tax: The effective tax rate was comparable to the same period in the prior year.

Full Year 2015 Compared to Full Year 2014

Gross margin increased primarily due to a return on additional investments which increased base electric margins by $29.8 million, and increased electric cost recoveries by $4.8 million. Higher industrial and commercial megawatt hours sold driven by customer load growth increased margins by $5.9 million. Colorado Electric received approval of a one-time settlement agreement from the CPUC on our renewable energy standard adjustment related to Busch Ranch, which increased margins by $2.1 million. An increase in residential customer growth and usage per customer increased margins by $2.4 million. Gas margins at Cheyenne Light were favorably impacted by our MGTC and Energy West Wyoming system acquisitions, increasing margins by $3.6 million. These increases are partially offset by a $1.7 million decrease from lower demand and residential megawatt hours sold primarily driven by an 11 percent decrease in heating degree days compared to the same period in the prior year, and facility improvements at one of our large industrial customers which resulted in a $1.8 million decrease in technical service revenues in the prior year.

Operations and maintenance increased primarily due to costs related to Cheyenne Prairie, which was placed into commercial service on October 1, 2014, and an increase in employee costs primarily from our Wyoming natural gas system acquisitions in 2015.

Depreciation and amortization increased primarily due to a higher asset base driven by the addition of Cheyenne Prairie.

Interest expense, net increased primarily due to interest costs from the $160 million of permanent financing placed during the fourth quarter of 2014 for Cheyenne Prairie.

Income tax: The effective tax rate was comparable to the prior year.

Gas Utilities

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Gross margin	$59.7	$63.3	$(3.6)	$229.6	$236.9	$(7.3)

Operations and maintenance	31.0	32.2	(1.2)	127.8	132.6	(4.8)
Depreciation and amortization	7.5	6.8	0.7	29.0	26.5	2.5
Operating income	21.3	24.3	(3.0)	72.8	77.8	(5.0)

Interest expense, net	(3.9)	(3.9)	—	(14.9)	(15.3)	0.4
Other (expense) income, net	—	—	—	0.5	—	0.5
Income tax (expense)	(6.6)	(6.8)	0.2	(20.7)	(20.7)	—
Net income (loss)	$10.8	$13.6	$(2.8)	$37.8	$41.9	$(4.1)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2015	2014	2015	2014
Total gas sales - Dth	13,603,877	17,429,853	51,136,263	60,323,416
Total transport volumes - Dth	16,277,106	17,077,837	65,721,718	67,463,143

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Gross margin decreased primarily due to a $4.3 million impact from milder weather compared to the same period in the prior year. Heating degree days were 19 percent lower for the three months ended Dec. 31, 2015, compared to the same period in the prior year, and 20 percent lower than normal. This decrease was partially offset by base rate increases from Kansas Gas and rider margins on integrity capital investments.

Operations and maintenance decreased primarily due to lower employee costs and lower operating expenses than the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base than the prior year.

Income tax: The effective tax rate for the fourth quarter of 2015 is higher primarily as a result of a less favorable return to accrual adjustment related to flow-through items when compared to the same period in the prior year.

Full Year 2015 Compared to Full Year 2014

Gross margin decreased primarily due to a $10.8 million impact from milder weather compared to the same period in the prior year and a $2.3 million decrease in retail volumes sold. Heating degree days in 2015 were 14% lower than the prior year and 8% lower than normal. Partially offsetting these decreases was the impact from base rate increases from Kansas Gas, and an increase of $1.5 million from year over year customer growth.

Depreciation and amortization increased primarily due to a higher asset base than the prior year.

Operations and maintenance decreased primarily due to lower operating expenses, partially offset by an increase in property taxes.

Interest expense, net is comparable to the prior year.

Income tax: The effective tax rate for 2015 is higher primarily due to a less favorable return to accrual adjustment related to flow-through items when compared to the prior year.

Non-Regulated Energy Group

Net income (loss) from the Non-regulated Energy group for the three months ended Dec. 31, 2015, was $(39.2) million, compared to net income (loss) of $5.4 million for the same period in 2014. Net income (loss) from the Non-regulated Energy group for the 12 months ended Dec. 31, 2015, was $(135) million compared to net income (loss) of $30 million for the same period in 2014.

Power Generation

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Revenue	$22.6	$21.2	$1.4	$90.8	$87.6	$3.2

Operations and maintenance	8.4	9.4	(1.0)	32.1	33.1	(1.0)
Depreciation and amortization	1.0	1.1	(0.1)	4.3	4.5	(0.2)
Operating income	13.2	10.7	2.5	54.3	49.9	4.4

Interest expense, net	(0.8)	(0.9)	0.1	(3.2)	(3.7)	0.5
Other income (expense), net	—	—	—	0.1	—	0.1
Income tax benefit (expense)	(4.5)	(4.4)	(0.1)	(18.5)	(17.7)	(0.8)
Net income (loss)	$7.9	$5.4	$2.5	$32.7	$28.5	$4.2

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Contracted Fleet Power Plant Availability	2015	2014	2015	2014
Gas-fired plants	99.3%	98.8%	99.1%	99.0%
Coal-fired plants (a)	99.1%	84.5%	98.4%	94.7%
Total availability	99.2%	95.0%	98.9%	97.8%
_________________________

(a)	Availability was impacted by a planned outage at Wygen I occurring during the three months ended Dec. 31, 2014.

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Revenue increased primarily due to an increase in megawatt hours delivered at a higher price.

Operations and maintenance decreased primarily due to outage expenses on Wygen I in the prior year.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the original cost of the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net was comparable to the same period in the prior year.

Income tax: The effective tax rate for the fourth quarter of 2015 was lower primarily due to an unfavorable increase in valuation allowance related to state tax credits recorded in the same period of the prior year.

Full Year 2015 Compared to Full Year 2014

Revenue increased primarily due to an increase in megawatt hours delivered at higher prices and an increase in fired hours, partially offset by the net effect of the expiration of the Gillette CTII PPA and subsequent economy energy PPA, which was impacted by lower natural gas prices in 2015.

Operations and maintenance decreased primarily due to lower outside services and materials, and maintenance costs from the Wygen I outage in the prior year.

Depreciation and amortization decreased primarily due to lower depreciation at Black Hills Wyoming. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the original cost of the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net decreased primarily due to favorable interest income driven by a higher allocated note receivable compared to the same period in the prior year.

Income tax: The effective tax rate was lower in 2015 primarily due to an unfavorable return to accrual adjustment related to the prior year tax return.

Coal Mining

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Revenue	$15.4	$17.6	$(2.2)	$65.1	$63.4	$1.7

Operations and maintenance	10.2	11.1	(0.9)	41.6	41.2	0.4
Depreciation, depletion and amortization	2.4	2.5	(0.1)	9.8	10.3	(0.5)
Operating income (loss)	2.9	4.0	(1.2)	13.6	11.9	1.7

Interest (expense) income, net	(0.1)	(0.1)	—	(0.4)	(0.4)	—
Other income (expense)	0.5	0.5	—	2.2	2.3	(0.1)
Income tax benefit (expense)	(0.5)	(1.1)	0.6	(3.6)	(3.3)	(0.3)
Net income (loss)	$2.8	$3.3	$(0.5)	$11.9	$10.5	$1.4

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2015	2014	2015	2014
Operating Statistics:	(in thousands)
Tons of coal sold	1,004	1,085	4,140	4,317
Cubic yards of overburden moved	1,536	1,722	6,088	4,646

Revenue per ton	$15.38	$16.26	$15.71	$14.68

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Revenue decreased primarily due to a 5 percent decrease in price per ton sold, and a 7 percent decrease in tons sold. Pricing was impacted by a decrease in price for these contracts which are based on actual mining costs. Tons of coal sold decreased primarily due to an outage at Wygen III. Approximately 50 percent of our coal production is sold under contracts that are priced based on actual mining costs, including income taxes.

Operations and maintenance decreased primarily due to a decrease in royalties and revenue related taxes driven by lower revenue, and a decrease in employee costs.

Income tax: The effective tax rate for the fourth quarter of 2015 was lower due to impact of the tax benefit of percentage depletion when compared to the same period in the prior year.

Full Year 2015 Compared to Full Year 2014

Revenue increased primarily due to a 7 percent increase in the price per ton sold driven primarily by a coal price increase with the third-party operator of the Wyodak plant. Partially offsetting this was a 4% decrease in tons of coal sold primarily driven by a forced outage at Neil Simpson II, and the decommissioning of Neil Simpson I in March of the prior year. Approximately 50 percent of our coal production is sold under contracts that are priced based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to mining in areas with higher overburden, and an increase in royalties and revenue related taxes driven by increased revenue, partially offset by lower fuel costs and lower employee costs.

Depreciation, depletion and amortization decreased primarily due to lower depletion, lower depreciation on mine assets and lower depreciation of mine reclamation costs.

Interest (expense) income, net is comparable to the same period in the prior year.

Income tax: The effective tax rate was comparable to the same period in the prior year.

Oil and Gas

	Three Months Ended Dec. 31,		Increase (Decrease)	Twelve Months Ended Dec. 31,		Increase (Decrease)
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Revenue	$9.8	$11.6	$(1.8)	$43.3	$55.1	$(11.8)

Operations and maintenance	8.7	10.9	(2.2)	41.6	42.7	(1.1)
Depreciation, depletion and amortization	6.8	5.2	1.6	29.3	24.2	5.1
Impairment of long-lived assets	71.2	—	71.2	249.6	—	249.6
Operating income (loss)	(77.0)	(4.5)	(72.5)	(277.2)	(11.8)	(265.4)

Interest expense, net	(0.9)	(0.4)	(0.5)	(2.5)	(1.7)	(0.8)
Other (expense) income, net	—	0.1	(0.1)	(0.3)	0.2	(0.5)
Impairment of equity investments	0.8	—	0.8	(4.4)	—	(4.4)
Income tax benefit (expense), net	27.2	1.5	25.7	104.5	4.8	99.7
Net income (loss)	$(49.9)	$(3.3)	$(46.6)	$(180.0)	$(8.5)	$(171.5)

	Three Months Ended Dec. 31,		Percentage Increase	Twelve Months Ended Dec. 31,		Percentage Increase
Operating Statistics:	2015	2014	(Decrease)	2015	2014	(Decrease)
Bbls of crude oil sold	93,136	88,066	6%	371,493	337,196	10%
Mcf of natural gas sold	2,830,432	1,698,148	67%	10,057,378	7,155,076	41%
Bbls of NGL sold	20,301	32,477	(37)%	101,684	134,555	(24)%
Mcf equivalent sales	3,511,051	2,421,405	45%	12,896,440	9,985,584	29%

Depletion expense/Mcfe	$1.58	$1.57	1%	$1.91	$1.84	4%

Average price received including hedges:
Crude Oil	$53.19	$68.63	(22)%	$60.69	$79.39	(24)%
Natural Gas	$1.50	$2.42	(38)%	$1.78	$2.91	(39)%

	Dec. 31, 2015				Dec. 31, 2014
Oil and Gas Total Proved	Crude Oil	Natural Gas	NGLs	Total	Crude Oil	Natural Gas	NGLs	Total
Reserves: (a)	(Mbbl)	(MMcf)	(Mbbl)	(MMcfe)	(Mbbl)	(MMcf)	(Mbbl)	(MMcfe)
Total proved reserves	3,449	73,412	1,753	104,624	4,276	65,440	1,720	101,416

Well-head reserve prices	$44.72	$1.27	$18.96		$85.80	$3.33	34.81

(a)	Oil and gas reserve information is based on reports prepared by Cawley, Gillespie & Associates, Inc. an independent consulting and engineering firm.

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Revenue decreased primarily due to a 22 percent decrease in the average price received, including hedges, for crude oil sold and a 38 percent decrease in the average price received, including hedges, for natural gas sold, partially offset by a 45 percent production increase from the Mancos Shale wells placed on production in 2015.

Operations and maintenance decreased primarily due to lower employee costs driven by staff reductions during the current year, and lower production and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate applied to increased production, partially offset by the reduction in our full cost pool as a result of the impact from the ceiling test impairments in the current year.

Impairment of long-lived assets represents a non-cash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The write-down reflected a trailing 12 month average NYMEX price of $2.59 per Mcf, adjusted to $1.27 per Mcf at the wellhead, for natural gas, and $50.82 per barrel, adjusted to $44.72 per barrel at the wellhead, for crude oil.

Interest expense, net increased in the fourth quarter of 2015 primarily due to third-party interest received on non-operated well revenue in the fourth quarter of 2014 that offset the prior year expense.

Impairment of equity investment: We recognized a gain of approximately $0.8 million on the sale of an equity investment, previously impaired in the second quarter of 2015.

Income tax benefit (expense): Each period presented reflected a tax benefit. The tax benefit for the fourth quarter of 2015 was impacted by a favorable return to accrual adjustment.

Full Year 2015 Compared to Full Year 2014

Revenue decreased primarily due to lower commodity prices for both crude oil and natural gas, resulting in a 24 percent decrease in the average price received, including hedges, for crude oil sold and a 39 percent decrease in the average price received, including hedges, for natural gas sold. A 29 percent production increase driven by the nine Piceance Mancos shale wells placed on production in 2015 partially offset the decrease in commodity prices.

Operations and maintenance decreased primarily due to lower production taxes and ad valorem taxes on lower revenue, partially offset by severance costs.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate applied to increased production, partially offset by the reduction in our full cost pool as a result of the impact from the ceiling test impairments in the current year.

Impairment of long-lived assets represents a non-cash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The write-down reflected a trailing 12 month average NYMEX price of $2.59 per Mcf, adjusted to $1.27 per Mcf at the wellhead, for natural gas, and $50.82 per barrel, adjusted to $44.72 per barrel at the wellhead, for crude oil.

Interest expense, net increased primarily due to third-party interest received on non-operated well revenue in the prior year that offset 2014 expense.

Impairment of equity investments represents a non-cash write-down in equity investments related to interests in a pipeline gathering system. The impairment resulted from continued declining performance, market conditions, and a change in the view of the economics of the facilities that we considered to be other than temporary.

Income tax (expense) benefit: The effective tax rate was comparable to the prior year.

Corporate

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Net income (loss) for the three months ended Dec. 31, 2015, was $(6.4) million compared to net income (loss) $0.1 million for the same period in the prior year. The variance from the fourth quarter in prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition, including approximately $3.6 million of bridge financing costs recognized in interest expense, approximately $1.5 million of internal labor expenses attributable to the acquisition that otherwise would have been charged to other business segments, and approximately $1.5 million in other external acquisition expenses during the three months ended December 31, 2015, compared to the same period in the prior year.

Full Year 2015 Compared to Full Year 2014

Net income (loss) for the 12 months ended Dec. 31, 2015, was $(13.8) million compared to net income (loss) of $(1) million for the same period in the prior year. The variance from the prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition, including approximately $6.7 million of bridge financing costs recognized in interest expense, approximately $4.6 million of internal labor attributable to the acquisition that otherwise would have been charged to other business segments, and approximately $3.4 million in other external expenses during the year ended December 31, 2015, compared to the same period in the prior year.

BLACK HILLS CORPORATION

Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically-integrated energy company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 792,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. Black Hills Corp.’s more than 2,000 employees form partnerships and produce positive results for our customers, communities and shareholders.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2016 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2014 Annual Report on Form 10-K, as amended by Form 10-K/A filed on Aug. 7, 2015, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2015, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	Our ability to receive regulatory approval and to implement and integrate the SourceGas transaction;

•	Our ability to obtain regulatory approval to implement a cost of service gas program;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power and other operating costs, and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges under the SEC’s full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

	Consolidating Income Statement
Three Months Ended Dec. 31, 2015	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$177.4	$121.1	$1.7	$8.2	$9.8	$—	$—	$—	$—	$318.3
Inter-company revenue	3.1	—	20.9	7.2	—	58.7	—	0.6	(90.5)	—
Fuel, purchased power and cost of gas sold	72.5	61.4	—	—	—	—	1.2	—	(29.0)	106.1
Gross Margin	108.1	59.7	22.6	15.4	9.8	58.7	(1.2)	0.6	(61.5)	212.2

Operations and maintenance	42.3	31.0	8.4	10.2	8.7	61.8	—	—	(60.3)	102.2
Depreciation, depletion and amortization	21.6	7.5	1.0	2.4	6.8	2.7	(3.3)	2.6	(2.7)	38.5
Impairment of long-lived assets	—	—	—	—	71.2	—	—	—	—	71.2
Operating income (loss)	44.1	21.3	13.2	2.9	(77.0)	(5.8)	2.0	(2.0)	1.4	0.2

Interest expense, net	(14.1)	(3.9)	(1.1)	(0.1)	(0.9)	(16.1)	—	—	12.4	(23.8)
Interest income	1.1	—	0.3	—	—	12.6	—	—	(13.6)	0.5
Other income (expense)	0.4	—	—	0.5	—	17.5	—	—	(17.8)	0.7
Impairment of equity investments	—	—	—	—	0.8	—	—	—	—	0.8
Income tax benefit (expense)	(10.8)	(6.6)	(4.5)	(0.5)	27.2	2.9	(0.8)	0.7	—	7.5
Net Income (loss)	$20.7	$10.8	$7.9	$2.8	$(49.9)	$11.0	$1.3	$(1.2)	$(17.5)	$(14.2)

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Three Months Ended Dec. 31, 2014	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$175.0	$177.2	$2.3	$12.0	$11.6	$—	$—	$—	$—	$378.1
Inter-company revenue	3.8	—	18.9	5.6	—	57.9	—	0.6	(86.8)	—
Fuel, purchased power and cost of gas sold	76.9	113.9	—	—	—	—	1.1	—	(26.6)	165.3
Gross Margin	101.9	63.3	21.2	17.6	11.6	57.9	(1.1)	0.6	(60.2)	212.8

Operations and maintenance	43.7	32.2	9.4	11.1	10.9	55.6	—	—	(57.9)	105.0
Depreciation, depletion and amortization	21.4	6.8	1.1	2.5	5.2	2.2	(3.3)	3.3	(2.2)	37.0
Operating income (loss)	36.7	24.3	10.7	4.0	(4.5)	0.2	2.2	(2.7)	(0.1)	70.8

Interest expense, net	(14.2)	(4.0)	(1.1)	(0.1)	(0.6)	(12.3)	—	—	13.3	(18.9)
Interest income	1.0	—	0.2	—	0.2	11.9	—	—	(12.9)	0.4
Other income (expense)	0.2	—	—	0.5	0.1	18.5	—	—	(18.8)	0.6
Income tax benefit (expense)	(8.3)	(6.8)	(4.4)	(1.1)	1.5	0.6	(0.8)	1.0	—	(18.4)
Net Income (loss)	$15.4	$13.6	$5.4	$3.3	$(3.3)	$19.0	$1.4	$(1.7)	$(18.5)	$34.5

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2015	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$712.4	$507.1	$7.5	$34.3	$43.3	$—	$—	$—	$—	$1,304.6
Inter-company revenue	11.6	—	83.3	30.8	—	227.7	—	2.4	(355.8)	—
Fuel, purchased power and cost of gas sold	291.6	277.5	—	—	—	0.1	4.7	—	(117.0)	456.9
Gross Margin	432.4	229.6	90.8	65.1	43.3	227.6	(4.7)	2.4	(238.8)	847.7

Operations and maintenance	173.8	127.8	32.1	41.6	41.6	225.7	—	—	(229.8)	412.9
Depreciation, depletion and amortization	84.3	29.0	4.3	9.8	29.3	9.3	(13.1)	11.8	(9.3)	155.4
Impairment of long-lived assets	—	—	—	—	249.6	—	—	—	—	249.6
Operating income (loss)	174.3	72.8	54.3	13.6	(277.2)	(7.4)	8.4	(9.4)	0.3	29.8

Interest expense, net	(57.7)	(15.4)	(4.2)	(0.4)	(2.7)	(57.8)	—	—	54.6	(83.7)
Interest income	4.2	0.5	1.0	—	0.2	48.6	—	—	(52.9)	1.6
Other income (expense)	1.2	0.5	0.1	2.2	(0.3)	70.9	—	—	(72.2)	2.4
Impairment of equity investments	—	—	—	—	(4.4)	—	—	—	—	(4.4)
Income tax benefit (expense)	(42.8)	(20.7)	(18.5)	(3.6)	104.5	2.9	(3.1)	3.5	—	22.2
Net Income (loss)	$79.3	$37.8	$32.7	$11.9	$(180.0)	$57.2	$5.3	$(5.9)	$(70.3)	$(32.1)

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2014	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$683.2	$617.8	$6.4	$31.1	$55.1	$—	$—	$—	$—	$1,393.6
Inter-company revenue	14.1	—	81.2	32.3	—	222.5	—	2.1	(352.1)	—
Fuel, purchased power and cost of gas sold	314.6	380.9	—	—	—	0.1	4.1	—	(117.9)	581.8
Gross Margin	382.7	236.9	87.6	63.4	55.1	222.3	(4.1)	2.1	(234.2)	811.8

Operations and maintenance	165.6	132.6	33.1	41.2	42.7	213.4	—	—	(225.5)	403.2
Depreciation, depletion and amortization	79.4	26.5	4.5	10.3	24.2	7.7	(13.1)	12.8	(7.7)	144.7
Operating income (loss)	137.7	77.8	49.9	11.9	(11.8)	1.2	8.9	(10.7)	(1.0)	263.9

Interest expense, net	(53.4)	(15.7)	(4.4)	(0.5)	(2.6)	(50.3)	—	—	55.9	(71.0)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	—	—	—	—
Interest income	4.6	0.4	0.7	0.1	0.9	49.0	—	—	(53.8)	1.9
Other income (expense)	1.2	—	—	2.3	0.2	61.6	—	—	(62.6)	2.7
Income tax benefit (expense)	(30.5)	(20.7)	(17.7)	(3.3)	4.8	—	(3.3)	4.0	0.1	(66.6)
Net Income (loss)	$59.6	$41.9	$28.5	$10.5	$(8.5)	$61.5	$5.6	$(6.8)	$(61.4)	$130.9

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

Investor Relations:
Jerome E. Nichols    605-721-1171
Email    investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance    866-243-9002